                                                                   EXHIBIT 7(b)

                         KATZ DIGITAL TECHNOLOGIES, INC.
                          PRO FORMA UNAUDITED CONDENSED
                              FINANCIAL STATEMENTS



The following pro forma unaudited condensed balance sheet has been prepared by taking the June 30, 1996 balance sheets of Katz Digital Technologies, Inc. (the "Company") and The Sarabande Press, Inc. ("Sarabande") and giving effect to the acquisition of certain of the assets of Sarabande by the Company as if it occurred as of June 30, 1996. The pro forma condensed balance sheet has been prepared for information purposes only and does not purport to be indicative of the financial condition that necessarily would have resulted had this transaction taken place at June 30, 1996.

The following pro forma unaudited condensed statements of earnings for the year ended December 31, 1995 and for the six months ended June 30, 1996 reflect a provision for income taxes based upon pro forma pretax earnings as if the Company had been subject to Federal and additional state and local income taxes which it was not subject to because of its income tax status as an S Corporation and give effect to the Company's acquisition of certain of the assets of Sarabande as if it occurred as of the beginning of the respective periods. The revenues and results of operations included in the following pro forma unaudited condensed statements of operations are not considered necessarily to be indicative of anticipated results of operations for periods subsequent to the transaction, nor are they considered necessarily to be indicative of the results of operations for the periods specified had the transaction actually been completed at the beginning of each respective period.

These financial statements should be read in conjunction with the notes to the pro forma unaudited condensed financial statements, which follow the financial statements of the Company, and related notes thereto (as previously filed), and the financial statements of Sarabande and related notes thereto, included herewith.

                         KATZ DIGITAL TECHNOLOGIES, INC.
                        UNAUDITED CONDENSED BALANCE SHEET

                               AS OF JUNE 30, 1996
                                   (UNAUDITED)



                                                                                           Pro forma
                                                                                          adjustments
                                                    Katz              Sarabande            increase/              Pro
                                                 historical          historical           (decrease)             forma
                                                 ----------          ----------           -----------            -----
Assets
    Cash                                         $ 5,247,697          $196,268           $(1,000,000) (a)     $ 4,247,697
                                                                                            (196,268) (b)

    Certificate of deposit                           233,600                                                      233,600
    Accounts receivable, net                       3,086,092           377,083              (377,083) (b)       3,086,092
    Work-in-process inventory                         61,303                                                       61,303
    Prepaid expenses and other
      current assets                                 211,232            10,854                                    222,086
                                                 -----------          --------           -----------          -----------

       Total current assets                        8,839,924           584,205            (1,573,351)           7,850,778

Property and equipment                             3,627,080           111,868                14,532 (c)        3,753,480

Deferred pension costs                               108,664                                                      108,664

Goodwill                                                                                     986,215 (c)          986,215

Other assets                                         109,571            30,107                                    139,678
                                                 -----------          --------           -----------          -----------

       Total assets                              $12,685,239          $726,180           $  (572,604)         $12,838,815
                                                 ===========          ========           ===========          ===========

                         KATZ DIGITAL TECHNOLOGIES, INC.
                        UNAUDITED CONDENSED BALANCE SHEET

                               AS OF JUNE 30, 1996
                                   (UNAUDITED)

                                                                                Pro forma
                                                                               adjustments
                                               Katz           Saraband          increase/             Pro
                                            historical       historical        (decrease)            forma
                                            ----------       ----------         --------             -----
Liabilities and stockholders' equity
    Accounts payable and accrued
      expenses                             $   994,884       $   140,014       $(140,014) (b)     $ 1,119,884
                                                                                 125,000  (a)
    Current portion of obligations
      under capital lease                      704,834            13,526                              718,360
    Income taxes payable                       243,554            10,519         (10,519) (b)         243,554
    Deferred taxes payable                     130,000                                                130,000
    Due to stockholder                         850,911            56,273         (56,273) (b)         850,911
                                           -----------       -----------       ----------         -----------

       Total current liabilities             2,924,183           220,332         (81,806)           3,062,709

Deferred taxes payable                         601,000                                                601,000

Other deferred liabilities                     215,867                                                215,867

Obligations under capital leases,
    net of current portion                   1,755,204            15,050                            1,770,254
                                           -----------       -----------       ----------         -----------

       Total liabilities                     5,496,254           235,382         (81,806)           5,649,830

Stockholders' equity
    Preferred stock                               --                --                --                 --
    Common stock                                 4,425             5,000          (5,000) (d)           4,425
    Additional paid-in capital               6,860,267                                              6,860,267
    Retained earnings                          324,293           485,798        (485,798) (d)         324,293
                                           -----------       -----------       ----------         -----------

       Total stockholders' equity            7,188,985           490,798        (490,798)           7,188,985
                                           -----------       -----------       ----------         -----------

       Total liabilities and
         stockholders' equity              $12,685,239       $   726,180       $(572,604)         $12,838,815
                                           ===========       ===========       ==========         ===========

                         KATZ DIGITAL TECHNOLOGIES, INC.
                   UNAUDITED CONDENSED STATEMENTS OF EARNINGS

                      FOR THE YEAR ENDED DECEMBER 31, 1995
                                   (UNAUDITED)

                                                                                       Pro forma
                                                                                      adjustments             Pro
                                                    Katz              Sarabande         increase/             forma
                                                 historical          historical        (decrease)            results
                                                 ----------          ----------         --------             -------
Net sales                                     $ 10,643,738       $  2,491,600                             $ 13,135,338
Cost of goods sold                               4,761,068          1,791,642        $    (96,000) (a)       6,456,710
                                              ------------        ------------       ------------        ------------

       Gross profit                              5,882,670            699,958             (96,000)          6,678,628

Operating expenses
    Selling, general and administrative          3,864,045            437,223              98,622  (b)      4,399,890
                                              ------------        ------------       ------------        ------------

       Total operating expenses                  3,864,045            437,223              98,622           4,399,890
                                              ------------        ------------       ------------        ------------

Operating income                                 2,018,625            262,735              (2,622)          2,278,738
Interest expense, net                              105,379                                 50,000  (c)        155,379
                                              ------------        ------------       ------------        ------------

       Earnings before provision for
          income taxes                           1,913,246            262,735             (52,622)          2,123,359

Provision for income taxes
    Current                                        202,503             33,300              (5,788) (d)        230,015
    Deferred                                         2,000                                                      2,000
                                              ------------        ------------       ------------        ------------

                                                   204,503              33,300             (5,788)            232,015
                                              ------------        ------------       ------------        ------------

       Net earnings                           $  1,708,743       $    229,435        $    (46,834)       $  1,891,344
                                              ============       ============        ============        ============

Pro forma data
    Historical income before provision
      for income taxes                        $  1,913,246       $    262,735        $    (52,622)       $  2,123,359
    Provision for income taxes                     936,905             33,300              69,655 (e)       1,039,860
                                              ------------        ------------       ------------        ------------

       Net earnings                           $    976,341       $    229,435        $   (122,277)       $  1,083,499
                                              ============       ============        ============        ============

Net earnings per share                        $       0.33                                               $       0.36
                                              ============                                               ============

Weighted average shares
    outstanding                                  2,990,644                                                  2,990,644
                                              ============                                               ============

                         KATZ DIGITAL TECHNOLOGIES, INC.
                   UNAUDITED CONDENSED STATEMENTS OF EARNINGS

                     FOR THE SIX MONTHS ENDED JUNE 30, 1996
                                   (UNAUDITED)

                                                                                           Pro forma
                                                                                          adjustments             Pro
                                                    Katz              Sarabande            increase/             forma
                                                 historical          historical           (decrease)            results
                                                 ----------          ----------            --------             -------
Net sales                                         $7,298,354        $1,243,498                                 $8,541,852
Cost of goods sold                                 3,618,637           762,007             $   9,000 (a)        4,389,644
                                                  ----------        ----------             ---------           ----------

       Gross profit                                3,679,717           481,491                 9,000            4,152,208


Operating expenses
    Selling, general and administrative            2,774,855           203,657                49,311 (b)        3,027,823
                                                  ----------        ----------             ---------           ----------

       Total operating expenses                    2,774,855           203,657                49,311            3,027,823
                                                  ----------        ----------             ---------           ----------

Operating income                                     904,862           277,834               (58,311)           1,124,385
Interest expense, net                                 31,111                                  25,000 (c)           56,111
                                                  ----------        ----------             ---------           ----------

       Earnings before provision for
          income taxes                               873,751           277,834               (83,311)           1,068,274

Provision for income taxes
    Current                                        1,020,904            21,471               (28,326) (d)       1,014,049
                                                  ----------        ----------             ---------           ----------

                                                   1,020,904            21,471               (28,326)           1,014,049
                                                  ----------        ----------             ---------           ----------

       Net (loss) earnings                        $ (147,153)       $  256,363             $ (54,985)          $   54,225
                                                  ==========        ==========             =========           ==========

Pro forma data
    Historical income before
      provision for income taxes                  $  873,751        $  277,834             $ (83,311)          $1,068,274
    Provision for income taxes                       393,188            21,471                66,064 (e)          480,723
                                                  ----------        ----------             ---------           ----------

       Net earnings                               $  480,563        $  256,363             $(149,375)          $  587,551
                                                  ==========        ==========             =========           ==========

Net earnings per share                            $     0.23                                                   $     0.16
                                                  ==========                                                   ==========

Weighted average shares
    outstanding                                    3,754,955                                                    3,754,955
                                                  ==========                                                   ==========

                         KATZ DIGITAL TECHNOLOGIES, INC.
                          NOTES TO PRO FORMA UNAUDITED
                         CONDENSED FINANCIAL STATEMENTS



The accompanying pro forma unaudited condensed balance sheet and statements of earnings present the financial position and results of operations of Katz Digital Technologies, Inc. (the "Company") giving effect to the acquisition on August 1, 1996 of certain of the assets of The Sarabande Press, Inc. ("Sarabande").

The purchase price for the acquired assets (the "Purchase Price"), which will not exceed $1,900,000, is subject to adjustment based on the performance of Sarabande. At closing, the Company paid Sarabande one million dollars ($1,000,000) in cash. The balance of the purchase price, which is subject to adjustment based on the gross revenue of Sarabande in the twelve (12) months following the acquisition and has been accounted for as contingent purchase price for financial accounting purposes, consisted of (i) a five hundred thousand dollar ($500,000) promissory note with interest at the prime rate, payable to Sarabande, and convertible at Sarabande's option into shares of the Company's common stock (the "Note"), and (ii) 78,745 shares (valued at $400,000) of the Company's common stock (the "Shares"). If the sales of Sarabande are less than the minimum provided for in the purchase agreement, first the number of Shares, and then the principal amount of the Note, will be reduced.

The pro forma financial statements reflect the $1,000,000 in cash paid at the closing and the $900,000 contingent purchase price has not been given effect in the pro forma unaudited condensed financial statements and will be recorded when the contingency is resolved. Additionally, the pro forma statements of operations reflect a provision for income taxes not provided for in the historical financial statements because of the Company's status as an S Corporation.

Had the contingent amounts been recorded, notes payable and stockholders' equity would have increased by $500,000 and $400,000, respectively, with a corresponding increase in goodwill of $900,000. In addition, pro forma earnings before income taxes and pro forma net earnings after pro forma income taxes would have decreased by $131,000 and $67,000, respectively, for the year ended December 31, 1995 and $65,000 and $35,000, respectively, for the six months ended June 30, 1996, respectively. In addition, pro forma earnings per share would have decreased by $.03 and $.01 for the year ended December 31, 1995 and the six months ended June 30, 1996, respectively.

The adjustments below were prepared based on data currently available and in some cases are based on estimates or approximations. It is possible that the actual amounts to be recorded may have an impact on the results of operations and the balance sheet different from that reflected in the accompanying pro forma unaudited condensed financial statements. It is therefore possible that the entries presented below will not be the amounts actually recorded at the closing date.

                         KATZ DIGITAL TECHNOLOGIES, INC.
                          NOTES TO PRO FORMA UNAUDITED
                         CONDENSED FINANCIAL STATEMENTS
                                   (CONTINUED)



Balance Sheet at June 30, 1996

 (a) To record the acquisition of certain of the assets of Sarabande for a purchase price of $1,125,000, determined as follows:

          Purchase price (cash)                                $1,000,000
          Acquisition and related fees (accounts payable)         125,000
                                                               ----------
                                                               $1,125,000
                                                               ==========


 (b)   To eliminate assets and liabilities not included in the acquisition

 (c) To allocate purchase price to assets acquired and excess purchase price to goodwill

 (d) To eliminate equity, additional paid-in capital and retained earnings of Sarabande


Statements of Earnings for the Year Ended December 31, 1995 and for the Six Months Ended June 30, 1996

 (a) To record depreciation for the acquired fixed assets and eliminate depreciation on historical property and equipment

 (b)   To amortize goodwill based upon a ten-year life

 (c)   To eliminate interest income received on $1,000,000

 (d)   To record the tax effect of pro forma adjustments

 (e) To record additional tax provision on pro forma adjustments and Sarabande as if it were a C Corporation